Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (Nos. 333-264065 and 333-212234 on Form S-8, and No. 333-172314 on Form S-3) of Energy Services of America Corporation of our report dated December 22, 2022, relating to the consolidated financial statements, which appears in the Annual Report on Form 10-K for the year ended September 30, 2022.

/s/ Baker Tilly US, LLP

Pittsburgh, Pennsylvania

December 22, 2022